INVESTOR CONTACT:

Kerri Thurston

Phone | 913/397-8200

E-Mail | investor.relations@garmin.com

MEDIA CONTACT:

Ted Gartner

Phone | 913/397-8200

E-Mail | media.relations@garmin.com

Garmin Announces Executive Transition Plan

Company veteran, Clifton Pemble, named Chief Executive Officer

Schaffhausen, Switzerland /December 17, 2012/Business Wire -- Garmin Ltd. (Nasdaq: GRMN) today announced that effective January 1, 2013 the board of directors has appointed Clifton Pemble to the position of president and CEO, succeeding co-founder, Dr. Min Kao. Pemble, who joined Garmin in 1989 as one of the company’s first engineers, has been serving as president and chief operating officer since October 2007, and has been a member of the Garmin Ltd. board of directors since August 2004. Dr. Kao will assume the role of executive chairman, where he will continue to serve as the chairman of the board of directors while also providing ongoing support to the company’s strategic planning and business development processes.

“One indicator of an enduring company is the strength of its succession plan,” said company co-founder Dr. Kao. “Cliff has been instrumental in establishing Garmin as a global leader in every market we serve. I firmly believe that he is equipped to lead us into the future with skills and knowledge that encompass the breadth and depth of the entire business. I am grateful to Cliff for his years of unselfish service and his willingness to accept this new role. I am also pleased with the depth of the executive management team which will be serving under Cliff’s leadership.”

Speaking on behalf of the board, Pemble said, “Min, along with Gary Burrell, aspired to bring the benefits of GPS technology to the masses. They succeeded; Garmin is now a multi-billion dollar company with strong profits, amazing technologies and a diverse market strategy that will serve us well in 2013 and beyond. We cannot adequately express our gratitude for Min’s enduring vision and leadership. As we enter a new era for our company, he will continue to play a vital role in the formulation of our business strategy. We are fortunate to have Min’s ongoing wisdom and experience as we move forward into the future.”

Since its inception in 1989, Garmin has delivered more than 100 million products, most of them enabled with GPS – far more than any other navigation provider. The company was recently chosen as a component in the S&P 500 index, widely used as a benchmark for investors and a gauge of the overall performance of the U.S. stock market.

About Garmin Ltd.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology. Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

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